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                                                                     EXHIBIT 99
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UNITED COMPANIES FINANCIAL CORPORATION               NEWS RELEASE
[UNITED COMPANIES LOGO]                              FOR IMMEDIATE DISTRIBUTION










                                                 Lawrence J. Ramaekers
                                                 Chief Executive Officer &
                                                 Chief Operating Officer
                                                 225.987.2385 or 800.234.8232


                                                 Release Date: October 15, 1999


                     UNITED COMPANIES ANNOUNCES CHANGE IN
      CHIEF EXECUTIVE OFFICER, AND APPOINTMENT OF CHIEF FINANCIAL OFFICER

             COMPANY CONTINUES SOLICITATION OF THIRD PARTY INTEREST
               IN SERVICING PLATFORM AND SEEKS EXTENSION OF THE
             EXCLUSIVE PERIOD FOR FILING A PLAN OF REORGANIZATION

         BATON ROUGE, LA - United Companies Financial Corporation (OTC: UCFNQ), which has been operating in a chapter 11 proceeding since March 1, 1999, announced today that Deborah Hicks Midanek, who has been its Chief Executive Officer since the commencement of its chapter 11 bankruptcy case, has resigned in order to attend to family health issues. The Company's Board of Directors has appointed Lawrence J. Ramaekers,

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who has been serving as Chief Operating Officer since July 1999, to replace Ms.
Midanek as Chief Executive Officer. Mr. Ramaekers will also continue to serve in his current capacity as Chief Operating Officer of the Company.

         Chairman of the Board of Directors, James J. Bailey, III said, "The Board of United Companies wants to express its appreciation for the exemplary dedication and skill Ms. Midanek brought to an extremely complex and challenging assignment. Her tireless work on behalf of all the stakeholders will be difficult to replace."

         Like Ms. Midanek, Mr. Ramaekers is a principal of Jay Alix & Associates, a crisis management and turnaround consulting firm. He brings 20 years of experience in the daily operation and management of numerous companies in chapter 11, including Color Tile, Inc., Cardinal Industries, Inc., Fred Sanders, and Phoenix Steel. Mr. Ramaekers' background also includes 37 years of management positions for large public and private corporations, including National Car Rental System, Inc., Koepplinger's Bakery, Procter & Gamble, The Stroh Brewery Company, and Coca-Cola Bottling Company - Detroit. He has held the titles of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and Director of Corporate Planning of many companies.

         The Company also announced today that Rebecca A. Roof, also of Jay Alix & Associates, has been named as Chief Financial Officer by the Company's Board of Directors. Ms. Roof brings extensive experience in crisis management and restructuring acquired during her association with Jay Alix & Associates. She has served as Vice President and CFO of a Houston-based oilfield services company, CFO of a Houston-based distributor and retailer of after-market auto parts, and interim CFO and Deputy Restructuring Officer for a Pennsylvania-based teaching hospital.

         The Company is currently soliciting third party interest in its servicing platform and such efforts will continue. In this regard, the Company is seeking an experienced and qualified sub-servicer to assume the Company's functions as servicer in the pooling and service agreements relating to the Company's prior securitization transactions. The Company services a loan portfolio of nearly $6 billion. During the week of September 20, the Company began to distribute requests for proposals ("RFPs") to interested third parties. The Company desires to receive responses to it RFPs and complete negotiations for an agreement on a servicing transaction by the end of November and incorporate the transaction in its plan of reorganization. There can be no assurance that the Company's efforts will result in an acceptable agreement being reached. Any agreement will be subject to approval by the Bankruptcy Court.

         In this context, the Company has filed a motion in its chapter 11 case to extend the period during which the Company possesses the exclusive right to file a plan of reorganization.

         If the bankruptcy court grants this motion, the exclusive period will be extended to

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February 26, 2000, and the Company will have until April 27, 2000 to solicit acceptances of its plan. The hearing on this motion is scheduled to take place on November 3, 1999.

         United Companies is a specialty finance company that services non-traditional consumer loan products. The Company has been in a Chapter 11 reorganization since March 1, 1999.

         The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the developments in and outcome of the Company's Chapter 11 reorganization proceedings; the ability to access loan facilities in amounts necessary to fund the Company's operations; the successful disposition of its existing loan portfolio and repossessed real estate properties; the ability of the Company to successfully restructure its balance sheet; the ability of the Company to retain an adequate number and mix of its employees; the effect of the Company's policies including the amount of Company expenses; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; adverse economic conditions; competition; various legal, regulatory and litigation risks and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.



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